Exhibit 10.11

CONSULTING FEE AGREEMENT

This Consulting Fee Agreement (this “Agreement”) is entered to be effective as of March 9, 2019, by and between IES Holdings, Inc. (hereinafter “IES” or the “Company”) and Robert W. Lewey (hereinafter “Consultant”).

RECITALS

WHEREAS, until March 4, 2019, Consultant was an officer and director on the Board of Directors of IES, as well as an officer and director of subsidiaries of IES (collectively, the “IES Companies”);

WHEREAS, commencing on March 11, 2019, Consultant shall serve in a non-officer employee role for the Company until approximately April 30, 2019;

WHEREAS, it is expected that following April 30, 2019, Consultant will be employed by one of the IES Companies;

WHEREAS, Consultant has expertise in the area of IES’s business and is willing to provide consulting services to IES as set forth herein; and

WHEREAS, IES is willing and desires to engage Consultant as an independent contractor, to the extent that he is at any time during the Term (as defined below) not an employee of any of the IES Companies, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and of the mutual promises set forth herein, and intending to be legally bound, the parties hereto agree as follows:

AGREEMENT

1.	Term; Termination; Rights on Termination.

(a)

This Agreement will commence on March 11, 2019, and unless modified by the mutual written agreement of the parties, shall continue for a period of three (3) months (the “Term”). This Agreement may be terminated at any time, with or without cause, by either party with ten (10) days written notice to the other party.

(b)

In the event IES terminates this Agreement during the Term, other than for Consultant’s willful failure or negligence in performing the consulting services described on Exhibit A hereof (the “Services”), Consultant shall receive from IES, the monthly Consulting Fee (defined below) then in effect for whatever time period is remaining under the Term.

2.	Compensation.

(a)	Consulting Fee. In consideration of the Services that may be performed by Consultant, IES agrees to pay Consultant twenty thousand dollars ($20,000) per month during the

Term, or sixty thousand dollars ($60,000) in the aggregate, with monthly payments to be made on or before the last business day of each month during the Term of this Agreement (“Consulting Fee”). The Company may withhold from any amounts payable with respect to this Agreement such federal, state, local and other taxes as may be required to be withheld pursuant to any applicable law or regulation.

3.	Terms And Scope Of Services. This Section 3 shall apply only to the portion of the Term, if any, that Consultant is not an employee of any of the IES Companies.

(a)

This Agreement shall control and govern all work performed by Consultant. No subsequent variance from, amendment to or modification of this Agreement shall be binding upon the IES Companies unless it is in writing, expressly provides that it is intended as a variance, amendment or modification and is executed by a fully authorized representative of the IES Companies.

(b)

The scope of services to be provided hereunder is set forth in “Exhibit A” hereto and as further modified and amended under subsequent written agreements between the parties. It is understood that the maximum number of hours of services to be provided hereunder is 20 hours per month, pro-rated for any partial months, unless otherwise agreed in writing by the parties hereto.

(c)

All travel and out of pocket expenses incurred by Consultant for the benefit of the IES Companies and in the performance of this agreement that are preapproved in advance by the Company, shall be reimbursed by the Company within ten (10) business days following presentation of valid expense receipts.

(d)

Consultant agrees to accept exclusive liability for the payment of any payroll taxes, contributions for unemployment insurance, old age and survivor’s insurance or annuities, which are based on wages, salaries or other remuneration paid to Consultant; and Consultant agrees to reimburse IES for any of the aforesaid taxes or contributions which by law IES may be required to pay because of Consultant’s failure to pay the same.

(e)

The level of Consultant’s services under this Agreement shall be consistent with the incurrence of a “separation from service” (as defined under Section 409A of the Internal Revenue Code). Consultant acknowledges that the Company makes no warranties as to any tax consequences regarding payment of the Consulting Fee.

(f)

The Consultant, as an independent contractor, shall perform the services rendered under this Agreement. It is specifically understood and agreed that the manner and means of performing the services required under this Agreement shall be at the sole discretion of the Consultant through use of his independent judgment.

(g)

The Consultant shall have no authority to bind the IES Companies or any of its officers or employees to any agreement or to make managerial or Consultant decisions that are binding on the IES Companies. The Consultant shall not be subject to the supervision, direction or control of the IES Companies as to the particular means or methods of performing his services. However, the IES Companies shall retain the right to review and inspect at any time any part of the work performed by Consultant to assure compliance with customary standards arid specifications.

(h)

Upon request or when Consultant’s relationship with the Company terminates, Consultant will immediately deliver to the Company all copies of any and all materials and writings received from, created for, or belonging to the Company including, but not limited to, those which relate to or contain Proprietary or Confidential Information.

4.

Entire Agreement. This Agreement contains the entire understanding and agreement between the parties hereto with respect to its subject matter and supersedes any prior or contemporaneous written or oral agreements, representations or warranties between them respecting the subject matter hereof, other than any Transition and Release Agreement entered into between Consultant and IES Holdings, Inc. dated on or about the date hereof.

5.	Amendment. This Agreement may be amended only by a writing signed by Consultant and by a duly authorized officer of IES.

6.

Remedy for Breach. Should either Consultant or IES resort to legal proceedings to enforce this Agreement, the prevailing party in such legal proceeding shall be awarded, in addition to such other relief as may be granted, attorneys’ fees and costs incurred in connection with such proceeding.

7.

Governing Law. This Agreement shall be construed in accordance with, and all actions arising hereunder shall be governed by the laws of the State of Texas and any dispute will be resolved in Harris County, Texas.

8.	Duplicate. This Agreement may be executed in duplicate originals and is not effective unless signed by both parties.

Consultant	IES Holdings, Inc.

/s/ Robert W. Lewey	By:	/s/ Gail D. Makode

Robert W. Lewey	Name:	Gail D. Makode

	Title:	SVP & General Counsel

EXHIBIT “A”

SCOPE OF SERVICES

Consultant shall render such transitional support and individual projects as may be requested by the Chief Executive Officer or Board of Directors of IES from time to time during the Term (the “Services”).

It is contemplated that the Consultant may not be asked to perform any or all of the specified services above during the performance of this Agreement. At the same time, it is contemplated that the Consultant may be asked to render and perform other valued consulting services to the Company.

All services rendered and performance thereof shall be at the direction of the Chief Executive Officer or Board of Directors of IES.